Exhibit 10.3

Revenue Interest Financing Agreement

By and Among

Phathom Pharmaceuticals, Inc.,

as the Company

and

The Entities Set Forth on Schedule 1.1,

as Investors

Dated as of May 3, 2022

i

(continued)

ii

(continued)

Page

Section 9.13 Subordination Agreement	54
Section 9.14 Relationship of the Parties	54
Section 9.15 Remedies	54

Index of Exhibits and Schedules

Exhibit A: Subordination Agreement

Exhibit B: Hercules Consent

Schedule 1.1: Initial Investors

Schedule 4.1(k)(i)(A): Patent Rights

Schedule 4.1(l): Indebtedness

iii

REVENUE INTEREST FINANCING AGREEMENT

This REVENUE INTEREST FINANCING AGREEMENT, dated as of May 3, 2022 (this “Agreement”), is made and entered into by and among Phathom Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the entities set forth on Schedule 1.1 hereto (the “Initial Investors”) and any other entity or entities that become party hereto pursuant to Section 2.1(b)(ii) or Section 2.1(c) (together with the Initial Investors, the “Investors”, and each, individually, an “Investor”).

W I T N E S S E T H:

WHEREAS, the Company is in the business of, among other things, developing and commercializing the Products; and

WHEREAS, the Company desires additional funding to, among other things, develop and commercialize the Products in the Territory, and the Investors desire, on the terms and conditions set forth herein, to provide the Company with such additional funding on a several, but not joint, basis;

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“Additional Investor” means an Additional Regulatory Milestone Investor or an Additional Sales Milestone Investor.

“Additional Regulatory Milestone Investor” is defined in Section 2.1(b)(ii).

“Additional Regulatory Milestone Payment” is defined in Section 2.1(b)(ii).

“Additional Sales Milestone Investor” is defined in Section 2.1(c).

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (x) 50.0% or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person or (y) the power to direct the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means all laws, rules, regulations and orders relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Survival Date” is defined in Section 6.3(a).

“Applicable Withholding Certificate” means, with respect to each Investor (i) that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), a valid, true and properly executed IRS Form W-9 (or any applicable successor form) stating the taxpayer identification number of such Investor and certifying under penalties of perjury that such Investor is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and is exempt from United States federal backup withholding and (ii) that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) a valid, true and properly executed applicable IRS Form W-8 (or any applicable successor form).

“Bankruptcy Event of Default” means any of (i) the liquidation or dissolution of the Company, (ii) a Voluntary Bankruptcy or (iii) an Involuntary Bankruptcy.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Blocked Person” means any Person: (a) listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224; (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224; (c) with which any Investor is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by applicable law or regulation to remain closed.

“Cap Amount” means, as of any date of determination, (A) the product of (x) the Investment Amount and (y) two, (B) less any amounts creditable to the Cap Amount specifically provided for in this Agreement (but in no event less than zero).

“Cap Payment” means, as of any date of determination, the difference between the Cap Amount as of such date and the amount of all Royalty Payments received by the Investors pursuant to this Agreement as of such date.

“Change of Control” means any (w) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Company or issuance, sale or exchange of shares (or similar transaction or series of related transactions) of the Company in which the holders of the Company’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50.0% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Company is the surviving entity, (x) Disposition of all or substantially all of the properties or assets of the Company, (y) Disposition of all or substantially all of the Product Rights or (z) “Change in Control” or any comparable term as defined in the Hercules Loan Documents.

“Code” means the Internal Revenue Code of 1986.

“Combination Product” has the meaning set forth in the definition of Net Sales.

“Commercialization” means all activities undertaken in support of the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering the Products to customers) of the Products for human therapeutic uses. “Commercialize” means to engage in Commercialization activities.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by the Company or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as a similarly situated pharmaceutical company would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the development, manufacture, seeking and obtaining regulatory approval (including Marketing Approval), or Commercialization of the Compound or a Product in the United States, the Company may take into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (c) the expected and actual product profile of the Compound or Product, (d) the expected and actual patent and other proprietary position of the Product, (e) the likelihood of regulatory approval (including Marketing Approval) and/or pricing approval given the regulatory structure involved, including regulatory or data exclusivity, (f) the expected and actual profitability and return on investment of the Compound or Product, taking into consideration amounts owed hereunder, and (g) all other relevant scientific, technical, regulatory and commercial factors.

“Company” is defined in the preamble.

“Company Indemnified Parties” is defined in Section 6.1(b).

“Compound” means the chemical compound vonoprazan fumarate (coded by Takeda as TAK-438), and any derivatives thereof, including any analogs, prodrugs, alternative salts, hydrates, solvates, esters, metabolites, intermediates, stereoisomers, complexes, and co-crystals, thereof.

“Confidential Information” is defined in Section 7.1.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that, with the giving of notice or passage of time, or both, could result in an Event of Default.

“Disclosing Party” is defined in Section 7.1.

“Disposition” or “Dispose” means, with respect to any Person, directly or indirectly, the sale, assignment, conveyance, transfer, license, sublicense or other disposition (whether in a single transaction or a series of related transactions) (including by way of a sale and leaseback transaction) of property or assets by any Person.

“Effective Date” means the date of this Agreement.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Event of Default” means any of (i) any Bankruptcy Event of Default, (ii) the breach by the Company of any payment obligations under this Agreement, which failure to pay continues for more than five Business Days after receipt of written notice from any of the Investors, (iii) except as set forth in clause (ii) above, the breach by the Company of any of its obligations under any Transaction Document to which it is party, where the Required Investors have provided notice of such breach to the Company in writing and the Company has not cured such breach within 30 days following receipt of such notice and where such breach, if not cured, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) the termination of the Takeda License, (v) the revocation of any Marketing Approval of a Product with respect to the erosive esophagitis indication by the FDA for safety or manufacturing reasons related to the Compound or (vi) the acceleration of the obligations under the Hercules Loan Agreement, which acceleration is not rescinded, or the obligations thereunder are not paid in full.

“Event of Default Fee” means (i) on any date beginning on the Effective Date until, but not including, [***], an amount equal to [***] the Investment Amount as of such date, (ii) on any date beginning on [***] until, but not including, [***], an amount equal to [***] times the Investment Amount as of such date, and (iii) on any date beginning on [***] and thereafter, an amount equal to [***] the Investment Amount as of such date, less, in each case, the amount of any Royalty Payments and any other payments previously paid to the Investors pursuant to this Agreement (but in no event less than zero).

“Event of Default Payment Date” has the meaning set forth in Section 2.4(a).

“Executive Order No. 13224” means Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001).

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Application Integrity Policy” is defined in Section 4.1(g)(ii).

“First True Up Date Minimum” is defined in Section 2.3(a).

“First True Up Date Royalties” is defined in Section 2.3(a).

“First True Up Payment” is defined in Section 2.3(a).

“Funding Condition Satisfaction Notice” means a written notice from the Company to the Initial Investors certifying that the Regulatory Milestone (HP) Event has occurred, which notice shall state the Funding Date and shall provide the wire transfer instructions of the Company in respect of the Funding Date Payment.

“Funding Date” means the Business Day that is 10 Business Days after the Effective Date (or such other Business Day agreed to by the Company and the Initial Investors).

“Funding Date Payment” is defined in Section 2.1(a).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Guarantor” has the meaning set forth in the definition of Hercules Loan Agreement.

“Hercules” means Hercules Capital, Inc., a Maryland corporation, together with its successors in such capacity.

“Hercules Consent” is defined in Section 3.1(d).

“Hercules Loan Agreement” means that certain Loan and Security Agreement, dated September 17, 2021, among the Company, each Person identified as a “Guarantor” on the signature pages thereto and each other Person that joins as a Guarantor (together with their successors and permitted assigns) (each, a “Guarantor”), each of the Persons identified as a “Lender” on the signature pages thereto and their successors and assigns, and Hercules, as administrative agent and collateral agent, and its successors and assigns, as amended by the Hercules Consent and as further amended, restated, amended and restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or otherwise modified from time to time, including any indentures, credit facilities, term loan facilities or other agreements extending the maturity thereof, refinancing, replacing or otherwise restructuring all or a portion of the Indebtedness under such indentures, credit facilities, term loan facilities or other agreements or any successor or replacement indentures, credit facilities, term loan facilities or other agreements and whether with the original obligors, agents, lenders, institutional investors or otherwise, and whether provided under the original Loan and Security Agreement or one or more other credit or other agreements or indentures, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings, other extensions of credit and commitments then outstanding or permitted to be outstanding under such debt facilities or successor debt facilities, whether by the same or any other obligor, issuer, agent, lender or group of lenders (or institutional investors).

“Hercules Loan Documents” means (a) the Hercules Loan Agreement, and (b) each other “Loan Document” or such similar term as defined in the Hercules Loan Agreement, in each case as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“IFRS” means International Financial Reporting Standards in effect from time to time.

“Improvements” means any improvement, invention or discovery relating to a Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of a Product.

“In-License” means each license, settlement agreement or other agreement or arrangement between the Company or any of its Affiliates and any Third Party pursuant to which the Company or any of its Affiliates obtains a license or sublicense or a covenant not to sue or similar grant of rights to any patents or other intellectual property rights of such Third Party that is necessary or reasonably useful for the research, development, manufacture, use or Commercialization of a Product in the Territory. For the avoidance of doubt, the Takeda License is an In-License.

“Indebtedness” with respect to a Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding deferred compensation and accounts payable incurred in the ordinary course of business and not overdue by more than 90 days), (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person if the indebtedness secured thereby has been assumed, (vii) all guarantees by such Person of indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) all obligations of such Person under any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement, currency swap, forward, future or derivative transactions or other interest or currency exchange rate or commodity price hedging arrangement, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) any disqualified equity interests of such Person, and (xiii) all other obligations required to be classified as indebtedness of such Person under GAAP or IFRS; provided that, notwithstanding the foregoing, Indebtedness shall not include accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements.

“Indemnified Party” is defined in Section 6.2.

“Indemnifying Party” is defined in Section 6.2.

“Initial Investors” is defined in the preamble.

“Intellectual Property Product Rights” means any and all of the following as they exist throughout the Territory at any time: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, with respect to any Product; (c) rights in all Know-How necessary for the development, manufacture or Commercialization of any Product; and (d) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, covering or related to the development, manufacture, use or Commercialization of a Product, including any non-published and proprietary information or data contained in any NDA for any Product.

“Investment Amount” means, as of any date of determination, the sum of (a) the Funding Date Payment, (b) any Regulatory Milestone Payment and (c) any Sales Milestone Payment, in each case to the extent actually paid by the Investors to the Company as of such date. When any reference herein to “Investment Amount” is qualified by “each”, “each of” or similar words, then such reference shall be to each of the payments described in clause (a) above, clause (b) above and clause (c) above, individually, as the context requires.

“Investor” is defined in the preamble.

“Investor Account” with respect to an Investor means the bank account described on the Investor Account Information Document of such Investor, as such bank account may be changed by such Investor in its sole discretion from time to time (including in connection with any assignment by such Investor in accordance with Section 9.4) upon prior written notice to the Company in accordance with Section 9.2.

“Investor Account Information Document” means (i) with respect to an Initial Investor, the document setting forth the bank account of such Initial Investor delivered by such Initial Investor to the Company pursuant to Section 3.1(g), and (ii) with respect to an Additional Investor, the document setting forth the bank account of such Additional Investor delivered by such Additional Investor pursuant to Section 2.1(e).

“Investor Indemnified Parties” is defined in Section 6.1(a).

“Investors” is defined in the preamble.

“Involuntary Bankruptcy” means a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company in an involuntary case; (ii) appoints a Custodian of the Company or for any substantial part of its property; or (iii) orders the winding up or liquidation of the Company; or any similar relief is granted under any non-U.S. laws and the order or decree remains unstayed and in effect for 60 consecutive days.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Knowledge of the Company” means the actual knowledge of [***] (or any successor to any such person), after reasonable due inquiry.

“License Milestone Revenue” means any upfront or other one-time payments, milestone payments (whether regulatory, sales-based or non-sales-based), license signing fees and license maintenance fees received by the Company or any of its Affiliates from a Licensee or any of such Licensee’s affiliates or sublicensees under or pursuant to an Out-License or any sublicense under or other agreement ancillary to such Out-License, or payments received by the Company or any of its Affiliates from a Third Party in lieu of any of the foregoing payments. For the avoidance of doubt, “License Milestone Revenue” shall exclude, or be reduced by, as the case may be:

(a) payments and fees received from any Permitted U.S. Out-Licensees in respect of any Permitted U.S. Out-Licenses (which are Net Sales under this Agreement);

(b) payments or grants received from a Third Party specifically to cover future costs to be incurred by or on behalf of the Company or any Affiliate after the execution of such Out-License attributable to the development of the Product, which costs are expressly covered by the Licensee under such Out-License; and

(c) Tax credits and Taxes withheld generally based on non-Tax residency of the recipient.

Without limiting clauses (a) through (c) above, to the extent that the Company permits any Licensee to set off any payments payable pursuant to the Out-License with such Licensee against any amounts payable by the Company to such Licensee, then the License Milestone Revenue under such Out-License shall include all such payments payable to the Company under such Out-License without giving effect to any such setoff.

License Milestone Revenue shall also include the amounts described in Section 5.4(d).

“License Royalty Revenue” means any sales-based royalty payments received by the Company or any of its Affiliates from a Licensee or any of such Licensee’s affiliates or sublicensees under or pursuant to an Out-License or any sublicense under or other agreement ancillary to such Out-License, or payments received by the Company or any of its Affiliates from a Third Party in lieu of any of the foregoing payments. For the avoidance of doubt, “License Royalty Revenue” shall exclude, or be reduced by, as the case may be:

(a) payments and fees received from any Permitted U.S. Out-Licensees in respect of any Permitted U.S. Out-Licenses (which are Net Sales under this Agreement);

(b) payments or grants received from a Third Party specifically to cover future costs to be incurred by or on behalf of the Company or any Affiliate after the execution of such Out-License attributable to the development of the Product, which costs are expressly covered by the Licensee under such Out-License;

(c) Tax credits and Taxes withheld generally based on non-Tax residency of the recipient; and

(d) sales or supply of Product inventory at or below the Company’s actual cost of goods sold, provided, however, that any mark-up from, or other amounts in excess of, the Company’s cost of goods sold for such inventory shall be License Royalty Revenue.

Without limiting clauses (a) through (d) above, to the extent that the Company permits any Licensee to set off any payments payable pursuant to the Out-License with such Licensee against any amounts payable by the Company to such Licensee, then the License Royalty Revenue under such Out-License shall include all such payments payable to the Company under such Out-License without giving effect to any such setoff.

License Royalty Revenue shall also include the amounts described in Section 5.4(d).

“Licensee” means, with respect to any Product, a Third Party to whom the Company or any Affiliate of the Company has granted an Out-License.

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, whether voluntarily incurred and arising by operation by law or otherwise, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Marketing Approval” means, an NDA approved by the FDA, a marketing authorization application approved by the European Commission of the European Union, upon the recommendation of the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification in the Territory, necessary or reasonably useful to Commercialize a Product approved by the corresponding Regulatory Authority, including pricing and reimbursement approvals where required.

“Material Adverse Effect” means a material adverse effect on (i) the timing, duration or amount of the Royalty Payments, (ii) the Commercialization of a Product in the United States, (iii) any of the Intellectual Property Product Rights, including the Company’s rights in or to any

Intellectual Property Product Rights, (iv) any Marketing Approval of a Product in the United States or the timing thereof, (v) the legality, validity or enforceability of any provision of any Transaction Document, (vi) the ability of the Company to perform any of its obligations under any Transaction Document (including the Company being unable or failing to make the Royalty Payments in accordance with the terms of this Agreement) or to consummate the transactions contemplated hereby or thereby, or (vii) the rights or remedies of the Investors under any Transaction Document.

“Minimum Cash Reference Amount” means, as of any date of determination, the difference between the Investment Amount as of such date and the amount of all Royalty Payments received by the Investors pursuant to this Agreement as of such date.

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.

“Net Sales” means, with respect to any Product, the gross amounts invoiced and/or received (whichever is the first to occur) by the Company and its Affiliates and any Permitted U.S. Out-Licensee for sales of such Product to Third Parties, less the following deductions, to the extent such deductions are paid, incurred or otherwise taken, reasonable and customary, provided to Third Parties, and actually allowed with respect to such sales (to the extent not reimbursed by any Third Party and without duplication):

[***]

The Net Sales of any Product sold as a component of a combination or bundled product that consists of a Product (or the Compound) together with one or more other therapeutically active products or compounds (a “Combination Product”) shall be calculated as follows:

[***]

Net Sales shall also include the amounts described in Section 5.4(d).

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224 and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“Out-License” means each license, settlement agreement or other agreement or arrangement between the Company or any of its Affiliates and any Third Party pursuant to which the Company or any of its Affiliates grants a license, sublicense or similar grant of any Intellectual Property Product Right that is necessary or reasonably useful for the research, development, manufacture, use or Commercialization of a Product in the Territory.

“Patent Rights” means any and all patents and patent applications owned or in-licensed by the Company or any of its Affiliates or under which the Company or any of its Affiliates is or may become empowered to grant licenses necessary or reasonably useful for the research, development, manufacture, use, detailing or Commercialization of a Product in the Territory, as well as existing or future patents covering any Improvements.

“Permits” is defined in Section 4.1(g)(iv).

“Permitted License” means:

(a) any Out-License in any country in the Territory other than the United States;

(b) with respect to the United States, any Permitted U.S. Out-License; and

(c) any license or sublicense of any Intellectual Property Product Right between the Company and its Subsidiaries;

provided, that no Permitted License shall assign or otherwise convey title to or impose any Lien, other than the grant of the permitted license or sublicense, in favor of any Third Party.

“Permitted Liens” means the following:

(a) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c) Liens on property existing at the time of acquisition of such property, provided, that such Liens were in existence prior to such acquisition and not incurred in contemplation thereof;

(d) Permitted Licenses, including any interest or title of a licensee under a Permitted License;

(e) Liens under the Hercules Loan Documents;

(f) Liens permitted under the Hercules Loan Documents; and

(g) Liens granted under the Transaction Documents for the benefit of the Investors.

“Permitted U.S. Out-License” means any Out-License that is non-exclusive or co-exclusive with the Company or any of its Affiliates and is entered into by the Company or any of its Affiliates pursuant to which the Company or its Affiliate and a Licensee agree to co-Commercialize one or more Products in the United States, including sharing in the net profits (and losses) of such

Commercialization, with the Company (or its Affiliate) entitled to at least a 40.0% share of such net profits (and losses), whether such percentage is calculated as a percentage of net sales or net profits.

“Permitted U.S. Out-Licensee” means the Licensee party to a Permitted U.S. Out-License.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Post-Regulatory Milestone Change of Control” means a Change of Control that occurs on or after the earlier of (i) [***] and (ii) the date that the Regulatory Milestone Payment is made.

“Post-Regulatory Milestone Change of Control Payment Date” means a Business Day identified by the Company by written notice to the Investors that is on or prior to the occurrence of the Change of Control described in the definition of Post-Regulatory Milestone Change of Control.

“Post-Regulatory Milestone Change of Control Price” means an amount equal to [***], less the amount of all Royalty Payments and any other payments received by the Investors pursuant to this Agreement (but in no event less than zero), as of the Post-Regulatory Milestone Change of Control Payment Date.

“Pre-Regulatory Milestone Change of Control” means a Change of Control that occurs on any date beginning on the Effective Date until the earlier of (i) [***] and (ii) the date that the Regulatory Milestone Payment is made.

“Pre-Regulatory Milestone Change of Control Payment Date” means a Business Day identified by the Company by written notice to the Investors that is on or prior to the occurrence of the Change of Control described in the definition of Pre-Regulatory Milestone Change of Control.

“Pre-Regulatory Milestone Change of Control Price” means, as of the Pre-Regulatory Milestone Change of Control Payment Date, an amount equal to (i) the Cap Amount, less the amount of all Royalty Payments received by the Investors pursuant to this Agreement (but in no event less than zero), as of the Pre-Regulatory Milestone Change of Control Payment Date plus (ii) (a) beginning on the Effective Date until the day prior to the [***], [***] as of the Pre-Regulatory Milestone Change of Control Payment Date and (b) beginning on [***], [***] as of the Pre-Regulatory Milestone Change of Control Payment Date.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” and “Products” means, individually and collectively, any pharmaceutical product, including all forms, presentations, strengths, doses and formulations (including any method of delivery), containing the Compound alone or in combination with at least one other therapeutically active ingredient.

“Product Rights” means any and all of the following, as they exist throughout the Territory: (a) Intellectual Property Product Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to any of the Products, (c) In-Licenses and (d) Out-Licenses.

“Prohibited Assignee” means (i) any competitor of the Company primarily operating in the biopharmaceutical industry, at least 50.0% of the revenues of which are derived from the sale of biopharmaceutical products, and (ii) any of such competitor’s Affiliates (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of business) that is either (x) identified by name in writing by the Company to the Investors from time to time or (y) clearly identifiable on the basis of such Affiliate’s name.

“Qualified Party” means: (i) a pharmaceutical or biotech company with (a) annual revenue for its most recently completed fiscal year of at least [***] and (b) a market capitalization or enterprise value (as determined in good faith by the Company) in excess of [***] at the time of determination; or (ii) any other Person designated as such in writing by mutual agreement of the Company and the Required Investors.

“Receiving Party” is defined in Section 7.1.

“Register” is defined in Section 9.4.

“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA, the European Commission of the European Union (upon the recommendation of the EMA) or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Milestone (EE) Event” means that the FDA has approved the Company’s NDA for vonoprazan for an indication relating to the healing and maintenance of healing of erosive esophagitis with an approved indication on the label that is generally consistent with that sought in the Company’s NDA submission.

“Regulatory Milestone (HP) Event” means that the FDA has approved the Company’s NDA for the Compound co-packaged with one or more antibiotics for treatment of Helicobacter pylori infection in adults with an approved indication on the label that is generally consistent with that sought in the Company’s NDA submission.

“Regulatory Milestone (NERD) Event” means that the FDA has approved the Company’s NDA (or supplemental NDA) for vonoprazan for an indication relating to the treatment of heartburn associated with symptomatic non-erosive gastroesophageal reflux disease, with an approved indication on the label that is generally consistent with that sought in the Company’s NDA submission (or the Company’s supplemental NDA submission).

“Regulatory Milestone Payment” means (i) at any time prior to the date on which the Company has obtained a commitment for an Additional Regulatory Milestone Payment, if any, pursuant to Section 2.1(b)(ii), $160,000,000, and (ii) thereafter, an amount equal to (a)

$160,000,000 plus (b) the amount of the Additional Regulatory Milestone Payment for which the Company has obtained a commitment pursuant to Section 2.1(b)(ii).

“Regulatory Milestone Payment Option” is defined in Section 2.1(b)(ii).

“Regulatory Milestone ROFO Period” is defined in Section 2.1(b)(ii).

“Representative” means, with respect to any Person, (a) any direct or indirect equityholder, member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, bankers and financial advisers and actual and potential lenders (or other sources of funding), investors, co-investors and assignees) of such Person.

“Required Investors” means, as of any date of determination, Investors whose Specified Percentages taken together equal at least 50.1% as of such date.

“Revenue Interest Collateral” is defined in Section 2.7(a).

“Revenue Interests” means all of the Company’s rights, title and interest in and to the Royalty Payments.

“ROFO Regulatory Notice” is defined in Section 2.1(b)(ii).

“ROFO Sales Notice” is defined in Section 2.1(c).

“Royalty Payment Date” is defined in Section 2.2(a).

“Royalty Payments” means, for each calendar quarter from and after April 1, 2022, an amount equal to (i) the amount of all aggregate Net Sales in the Territory during such calendar quarter multiplied by the Royalty Rate, plus (ii) the amount of all aggregate License Royalty Revenue in the Territory during such calendar quarter multiplied by 10.0%, plus (iii) the amount of all aggregate License Milestone Revenue in the Territory during such calendar quarter multiplied by 10.0%.

“Royalty Rate” means 10.0%, provided, however, that subject to receipt by the Investors of written evidence from the Company of the achievement of the Regulatory Milestone (NERD) Event, the “Royalty Rate” shall be reduced to [***] for the increment of Net Sales in the Territory exceeding the amounts set forth in the table below for the corresponding calendar year:

Calendar Year	Net Sales
2022	[***]
2023	[***]
2024	[***]
2025	[***]
2026	[***]
2027 and thereafter	[***]

For the avoidance of doubt, the Royalty Rate shall not change solely due to the occurrence or non-occurrence of an Additional Regulatory Milestone Payment and/or a Sales Milestone Payment.

“Royalty Report” is defined in Section 2.2(c).

“Sales Milestone Amount Notice” is defined in Section 2.1(c).

“Sales Milestone Event” means that aggregate Net Sales of Products in the Territory in the twelve-month period ending [***] shall have been equal to or greater than [***].

“Sales Milestone Payment” is defined in Section 2.1(c).

“Sales Milestone Payment Option” is defined in Section 2.1(c).

“Sales Milestone ROFO Period” is defined in Section 2.1(c).

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the United Kingdom, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Second True Up Date Minimum” is defined in Section 2.3(b).

“Second True Up Date Royalties” is defined in Section 2.3(b).

“Second True Up Payment” is defined in Section 2.3(b).

“Specified Percentage” means, with respect to an Investor as of any date of determination, (i) the Investment Amount paid by such Investor as of such date divided by (ii) the total Investment Amount paid by all Investors as of such date.

“Subordination Agreement” means that certain Subordination Agreement dated as of the Effective Date by and among Hercules and the Investors, and acknowledged and agreed to by the Company, in substantially the form attached hereto as Exhibit A, as amended, amended and restated, supplemented and otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Company directly or indirectly through one or more intermediaries. For purposes hereof, the Company shall be deemed to control a partnership, limited liability company, association or other business entity if the Company, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Takeda” means Takeda Pharmaceutical Company Limited, a company incorporated under the laws of Japan.

“Takeda License” means that certain License Agreement, dated May 7, 2019, by and between the Company and Takeda, as amended by Amendment No. 1, dated September 21, 2020, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” shall mean the United States, Canada, Albania, Andorra, Austria, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Moldova, Monaco, Montenegro, Netherlands, North Macedonia (formerly Macedonia), Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, United Kingdom of Great Britain and Northern Ireland, and Vatican City (Holy See).

“Third Party” means any Person that is not the Company or the Company’s Affiliates.

“Transaction Documents” means this Agreement, the Subordination Agreement and any other documents, instruments or financing statements required to be delivered hereunder or thereunder or in connection herewith or therewith.

“True Up Payment” is defined in Section 2.3(b).

“True Up Payments” is defined in Section 2.3(b).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the security interest or any portion thereof granted pursuant to Section 2.7(a) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“Voluntary Bankruptcy” means the Company, pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or (iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any non-U.S. laws relating to insolvency.

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any reference to a Person in a particular capacity excludes such Person in other capacities;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to a Schedule to this Agreement;

(g) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(h) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the Effective Date;

(i) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(j) references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in any Transaction Document) and include any annexes, exhibits and schedules attached thereto;

(k) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(l) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;

(m) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly;

(n) words of any gender shall mean and include the correlative words of any other gender;

(o) unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC; and

(p) provisions that require that a party or the parties “agree”, “consent”, “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise.

ARTICLE 2

REVENUE INTEREST FINANCING

Section 2.1 Payment of the Investment Amount. Subject to the terms and conditions set forth herein, the Investors, severally but not jointly, shall make the following payments to the Company, free and clear, and without any deduction on account, of any withholding of any taxes:

(a) Funding Date Payment. On the Funding Date, subject to the satisfaction of Section 3.2, each Initial Investor shall pay (or cause to be paid) to the Company, severally but not jointly, the sum set forth opposite such Initial Investor’s name in the column entitled “Funding Date Payment” on Schedule 1.1 attached hereto, by wire transfer of immediately available funds in U.S.

dollars to the account specified in the Funding Condition Satisfaction Notice (the aggregate of such amounts being the “Funding Date Payment”).

(b) Regulatory Milestone Payment.

(i) Subject to Section 2.1(d), if the Regulatory Milestone (EE) Event occurs on or before March 31, 2024, then the Company shall notify the Investors in writing of the occurrence of the Regulatory Milestone (EE) Event within five Business Days of the occurrence thereof, and, no later than 15 Business Days after receipt by the Investors of such written notice, each Investor shall pay (or cause to be paid) to the Company, severally but not jointly, by wire transfer of immediately available funds in U.S. dollars as directed by the Company in writing concurrent with the furnishing of such written notice, (A) if such Investor is an Initial Investor, the sum set forth opposite such Initial Investor’s name in the column entitled “Regulatory Milestone Payment” on Schedule 1.1 attached hereto plus any additional amount committed by such Investor as set forth in the written notice described in the last sentence of Section 2.1(b)(ii), and (B) if such Investor is an Additional Regulatory Milestone Investor, the portion of the Additional Regulatory Milestone Payment payable by such Additional Regulatory Milestone Investor. If the Regulatory Milestone (EE) Event does not occur on or before March 31, 2024, then no Investor shall be required to pay any amounts pursuant to this Section 2.1(b).

(ii) The Company shall have the right at any time prior to the occurrence of the Regulatory Milestone (EE) Event, but in no event later than December 31, 2022, to obtain a written commitment for additional funding from a Third Party (an “Additional Regulatory Milestone Investor”) in an amount up to $15,000,000 (an “Additional Regulatory Milestone Payment”), to be payable in accordance with (and only in accordance with) Section 2.1(b)(i) (and subject to Section 2.1(d)), subject to such Additional Regulatory Milestone Investor executing a joinder to this Agreement and agreeing to be an “Investor” for all purposes hereunder, and subject to the Company’s compliance with this Section 2.1(b)(ii). If the Company desires to obtain a commitment for an Additional Regulatory Milestone Payment from an Additional Regulatory Milestone Investor, then the Company shall first grant the Initial Investors the right to extend commitments for such Additional Regulatory Milestone Payment (pro rata in accordance with their Investment Amounts specified in Schedule 1.1 attached hereto) (the “Regulatory Milestone Payment Option”) by delivering to the Initial Investors a written notice of such intended transaction with the Additional Regulatory Milestone Investor (a “ROFO Regulatory Notice”). Each such Initial Investor shall have 15 days after receipt of the ROFO Regulatory Notice (the “Regulatory Milestone ROFO Period”) within which to exercise the Regulatory Milestone Payment Option by written notice to the Company, which may, at the sole discretion of each such Initial Investor, also provide a higher percentage of the Additional Regulatory Milestone Payment as to which such Initial Investor is willing to commit to the extent that one or more other Initial Investors do not timely exercise their Regulatory Milestone Payment Option. If (x) one or more of the Initial Investors do not exercise the Regulatory Milestone Payment Option within the Regulatory Milestone ROFO Period and (y) any Initial Investors who did exercise the Regulatory Milestone Payment Option within the Regulatory Milestone ROFO Period did not express a willingness to collectively commit to the full amount of the Additional Regulatory Milestone Payment, then the Company shall have the right to obtain a commitment, for the portion of the Additional Regulatory Milestone Payment in respect of which the Initial Investors have not exercised the Regulatory Milestone Payment Option, from the Additional Regulatory Milestone Investor identified in the ROFO Regulatory Notice. Within two Business Days of the effectiveness of the commitments for an Additional Regulatory Milestone Payment pursuant to this Section 2.1(b)(ii), the Company shall provide a written notice to all Investors identifying each Investor committing to a portion of the Additional Regulatory Milestone Payment and each such Investor’s portion (in U.S. dollars) of the Additional Regulatory Milestone Payment.

(c) Sales Milestone Payment. The Company shall have the right at any time prior to June 30, 2024 to obtain a written commitment for additional funding from a Third Party (an “Additional Sales Milestone Investor”) in an amount up to $25,000,000 (a “Sales Milestone Payment”), subject to Section 2.1(d), subject to such Additional Sales Milestone Investor executing a joinder to this Agreement and agreeing to be an “Investor” for all purposes hereunder, and subject to the Company’s compliance with this Section 2.1(c), such Sales Milestone Payment to be payable as described below in this Section 2.1(c). If the Company desires to obtain a commitment for a Sales Milestone Payment from an Additional Sales Milestone Investor, then the Company shall first grant the Initial Investors the right to extend commitments for such Sales Milestone Payment (pro rata in accordance with their Investment Amounts specified in Schedule 1.1 attached hereto) (the “Sales Milestone Payment Option”) by delivering to the Initial Investors a written notice of such intended transaction with the Additional Sales Milestone Investor (a “ROFO Sales Notice”). Each such Initial Investor shall have 15 days after receipt of the ROFO Sales Notice (the “Sales Milestone ROFO Period”) within which to exercise the Sales Milestone Payment Option by written notice to the Company, which may, at the sole discretion of each such Initial Investor, also provide a higher percentage of the Sales Milestone Payment as to which such Initial Investor is willing to commit to the extent that one or more other Initial Investors do not timely exercise their Sales Milestone Payment Option. If (x) one or more of the Initial Investors do not exercise the Sales Milestone Payment Option within the Sales Milestone ROFO Period and (y) any Initial Investors who did exercise the Sales Milestone Payment Option within the Sales Milestone ROFO Period did not express a willingness to collectively commit to the full amount of the Sales Milestone Payment, then the Company shall have the right to obtain a commitment, for the portion of the Sales Milestone Payment in respect of which the Initial Investors have not exercised the Sales Milestone Payment Option, from the Additional Sales Milestone Investor identified in the ROFO Sales Notice. Within two Business Days of the effectiveness of the commitments for a Sales Milestone Payment pursuant to this Section 2.1(c), the Company shall provide a written notice to all Investors identifying each Investor committing to a portion of the Sales Milestone Payment and each such Investor’s portion (in U.S. dollars) of the Sales Milestone Payment (the “Sales Milestone Amount Notice”). To the extent that (x) the Company obtains one or more written commitments for the Sales Milestone Payment pursuant to this Section 2.1(c) (whether by an Additional Sales Milestone Investor and/or via exercise of the Sales Milestone Payment Option by an Initial Investor) and (y) the Sales Milestone Event occurs, then the Company shall notify the Investors in writing of the occurrence of the Sales Milestone Event within five Business Days of the occurrence thereof. Following receipt of such written notice, and subject to Section 2.1(d), each Investor that has provided such a written commitment for the Sales Milestone Payment shall pay (or cause to be paid) to the Company, severally but not jointly, by wire transfer of immediately available funds in U.S. dollars as directed by the Company in writing concurrent with the furnishing of such written notice, no later than the later of (A) 15 Business Days after such Investor’s receipt of such written notice and (B) June 30, 2024 (but in any event no earlier than May 1, 2024), the amount identified for such Investor in the Sales Milestone Amount Notice. If the Sales Milestone Event does not occur, then no Investor shall be required to pay any amounts pursuant to this Section 2.1(c).

(d) As a condition to the Investors’ obligation to pay the amounts set forth in Section 2.1(b) and Section 2.1(c), on the respective intended dates of such respective intended payments, the Company shall deliver to the Investors a certificate of an officer of the Company stating that, as of such respective date, (i) the representations and warranties of the Company contained in Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(d), Section 4.1(e), Section 4.1(i), Section 4.1(o), Section 4.1(p), Section 4.1(r) and Section 4.1(s) are true and correct in all material respects (except to the extent that such representations and warranties relate specifically to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except for such representations qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) and (ii) no Default or Event of Default shall have occurred and be continuing.

(e) Concurrent with the effectiveness of an Additional Investor’s commitment hereunder, such Additional Investor shall deliver to the Company (i) a duly executed joinder to the Subordination Agreement, (ii) an Applicable Withholding Certificate and (iii) its Investor Account Information Document.

Section 2.2 Royalty Payments to Investors.

(a) In consideration of the Investors paying the Investment Amount hereunder from time to time pursuant to this Agreement, the Company shall pay to the Investors, by wire transfer of immediately available funds in U.S. dollars to each Investor Account, without any setoff or offset (subject, in each case, to Section 5.10), the Royalty Payment for each calendar quarter (commencing with the calendar quarter beginning April 1, 2022) promptly, but in any event no later than 45 calendar days after the end of each calendar quarter (each such date, a “Royalty Payment Date”), such that each Investor receives its Specified Percentage of such Royalty Payment on each such Royalty Payment Date (except that, to the extent any such payment to a particular Investor would result in such Investor having received two times its Investment Amount at a time when one or more other Investors shall not have received two times their respective Investment Amounts, then the remaining amounts shall be paid to such other Investors until such other Investors shall have received two times their respective Investment Amounts).

(b) A late fee of [***] over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from the applicable Royalty Payment Date. The imposition and payment of a late fee shall not constitute a waiver of the Investors’ rights with respect to such payment default. Such accrued late fee will be compounded annually. Payment of such accrued late fee shall accompany payment of the outstanding Royalty Payment.

(c) On or prior to each Royalty Payment Date, the Company shall provide to the Investors a written report (the “Royalty Report”) setting forth in reasonable detail:

(i) the calculation of Net Sales for the applicable calendar quarter and calendar year to date, on a country-by-country basis within the Territory;

(ii) the calculation of License Milestone Revenue for the applicable calendar quarter and calendar year to date, on a country-by-country and Licensee-by-Licensee basis within the Territory (including a detailed breakdown of License Milestone Revenue consisting of upfront or other one-time payments, milestones and other fixed payments);

(iii) the calculation of License Royalty Revenue for the applicable calendar quarter and calendar year to date, on a country-by-country and Licensee-by-Licensee basis within the Territory;

(iv) for the applicable calendar quarter and calendar year to date, on a Product-by-Product and country-by-country basis within the Territory, the number of units of each Product sold by the Company, its Affiliates and each Licensee;

(v) for the applicable calendar quarter and calendar year to date, the applicable Royalty Rate and the calculation of the Royalty Payment payable to each Investor; and

(vi) for the applicable calendar quarter, on a Product-by-Product and country-by-country basis within the Territory, the foreign currency exchange rate used to calculate the Royalty Payment (which shall be the rate of exchange determined in a manner consistent with the Company’s method for calculating rates of exchange in the preparation of the Company’s annual financial statements in accordance with GAAP).

Section 2.3 True Up Payments; Cap Payment.

(a) If the aggregate Royalty Payments and any other payments by the Company to the Investors hereunder actually paid by the Company to the Investors through December 31, 2028 (the “First True Up Date Royalties”) are less than the Investment Amount as of such date (the “First True Up Date Minimum”), then the Company shall pay to each Investor, by wire transfer of immediately available funds in U.S. dollars to each Investor Account, the difference between the First True Up Date Minimum and the First True Up Date Royalties (such difference, the “First True Up Payment”), such that each such Investor shall have been repaid its Investment Amount after giving effect to such First True Up Payment and all prior payments by the Company to such Investor hereunder. The First True Up Payment shall be paid in four (4) equal installments on each Royalty Payment Date for the quarters ending March 31, June 30, September 30, and December 31, 2029, respectively (subject to earlier prepayment of all or part of all or any such installments at the option of the Company), and such payments by the Company shall be fully creditable towards the Cap Amount.

(b) If the aggregate Royalty Payments and any other payments by the Company to the Investors hereunder actually paid by the Company to the Investors through December 31, 2037 (the “Second True Up Date Royalties”) are less than 2.00 times the Investment Amount as of such date (the “Second True Up Date Minimum”), then the Company shall pay to each Investor, by wire transfer of immediately available funds in U.S. dollars to each Investor Account, the difference between the Second True Up Date Minimum and the Second True Up Date Royalties (such difference, the “Second True Up Payment” and, together with the First True Up Payment, the “True Up Payments” and, each, a “True Up Payment”), such that each such Investor shall have been repaid 2.00 times its Investment Amount after giving effect to such Second True Up Payment and all prior payments by the Company to such Investor hereunder. The Second True Up Payment shall be paid in four (4) equal installments on each Royalty Payment Date for the quarters ending March 31, June 30, September 30, and December 31, 2038, respectively (subject to earlier prepayment of all or part of all or any such installments at the option of the Company), and such payments by the Company shall be fully creditable towards the Cap Amount.

(c) On any Business Day after the earlier of (i) April 30, 2024 and (ii) the date that the Regulatory Milestone Payment is made, the Company shall have the right, but not the obligation, to pay to the Investors, by wire transfer of immediately available funds in U.S. dollars to each Investor Account, the Cap Payment as of such Business Day. Except as otherwise specifically set forth herein, the Company shall not have the right to prepay its obligations hereunder prior to the earlier of (i) April 30, 2024 and (ii) the date that the Regulatory Milestone Payment is made.

Section 2.4 Event of Default.

(a) The Company shall notify the Investors in writing as soon as possible and in any event within two Business Days following the occurrence of any Default or Event of Default during the term of this Agreement, identifying the nature of such Default or Event of Default and whether or not such Default or Event of Default is in respect of, or is, a Bankruptcy Event of Default. If a Bankruptcy Event of Default occurs after the Effective Date, the Event of Default Fee shall automatically (without any action or notice by any of the Investors) be due and payable on the Event of Default Payment Date. If an Event of Default that is not a Bankruptcy Event of Default occurs and is continuing, then the Required Investors by written notice to the Issuer may declare that the Event of Default Fee shall be due and payable on the Event of Default Payment Date. The Event of Default Fee shall be fully earned on the Effective Date. Payment of the Event of Default Fee shall occur (i) in respect of a Bankruptcy Event of Default, immediately upon the occurrence of such Bankruptcy Event of Default, and (ii) in respect of any other Event of Default, on a Business Day specified in writing by the Company to the Investors, which date shall be within 10 Business Days from the date that the Required Investors provide the aforementioned written notice to the Company (the date of such payment pursuant to clause (i) above or clause (ii) above being referred to herein as the “Event of Default Payment Date”). On the Event of Default Payment Date, the Company shall pay to the Investors, by wire transfer of immediately available funds in U.S. dollars to each Investor Account, an amount equal to the Event of Default Fee as of the Event of Default Payment Date, such that each Investor shall have been repaid [***], [***], or [***], as the case may be, its Investment Amount after giving effect to the payment of such Event of Default Fee and all prior payments by the Company to such Investor hereunder.

(b) If an Event of Default has occurred and is continuing, any Investor or all the Investors acting as a group may, without further notice to the Company, exercise all remedies available at law or in equity in respect of the Revenue Interest Collateral, including directing the Company and its Affiliates to assemble and deliver the Revenue Interest Collateral as directed by such Investor or such group, notifying any Third Party holding such Revenue Interest Collateral (or portion thereof) of the Investor’s or group’s rights in such Revenue Interest Collateral (or portion) and directing such Third Party to transfer such Revenue Interest Collateral or make payments in respect thereof to such Investor or group (and the Company hereby consents to such transfer or payment); provided, however, that if any Investor shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revenue Interest Collateral that, when taken together with all other payments previously made to such Investor hereunder, would be in excess of its Specified Percentage when compared to all payments made to the other Investors hereunder (excluding the cost, if any, to recover such payment), such Investor shall promptly pay over to the other Investors such amounts as shall be necessary to cause such first Investor to share the excess payment ratably with each of the other Investors in accordance with their Specified Percentages.

Section 2.5 Change of Control Payments. The Company shall notify the Investors in writing at least [***] Business Days prior to the occurrence of any Pre-Regulatory Milestone Change of Control or Post-Regulatory Milestone Change of Control during the term of this Agreement. If a Pre-Regulatory Milestone Change of Control occurs during the term of this Agreement, the Company shall pay, on the Pre-Regulatory Milestone Change of Control Payment Date, to each Investor, by wire transfer of immediately available funds in U.S. dollars to each Investor Account, an amount equal to (x) the Pre-Regulatory Milestone Change of Control Price times (y) such Investor’s Specified Percentage as of the Pre-Regulatory Milestone Change of Control Payment Date. If a Post-Regulatory Milestone Change of Control occurs during the term of this Agreement, the Company shall pay, on the Post-Regulatory Milestone Change of Control Payment Date, to the Investors, by wire transfer of immediately available funds in U.S. dollars to each Investor Account, an amount equal to the Post-Regulatory Milestone Change of Control Price as of the Post-Regulatory Milestone Change of Control Payment Date, such that each such Investor shall have been repaid [***] after giving effect to the payment of such Post-Regulatory Milestone Change of Control Price and all prior payments by the Company to such Investor hereunder. The Post-Regulatory Milestone Change of Control Price shall be fully creditable towards the Cap Amount.

Section 2.6 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, no Investor is assuming any liability or obligation of the Company or any other Investor hereunder of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain liabilities of the Company. The Company has sole authority and responsibility for the research, development and Commercialization of the Product.

Section 2.7 Security Interest.

(a) To secure the payment, observance and performance of the Company’s obligations hereunder, the Company hereby grants to the Investors a continuing security interest in all of the Company’s right, title and interest in and to the Revenue Interests, including the accounts, payment intangibles, instruments, chattel paper, check, money and investment property (each, as defined in Article 9 of the UCC) solely to the extent any of the foregoing evidence or constitute the Revenue Interests, and all proceeds thereof, including cash proceeds and noncash proceeds (each, as defined in Article 9 of the UCC), the deposit account described in Section 2.7(b), all funds deposited in or credited to such deposit account, and copies of the books and records of the Company related to the Revenue Interests and such deposit account (all of the foregoing items in which a security interest is granted or purported to be granted, collectively, the “Revenue Interest Collateral”), subject to the provisions of the Subordination Agreement, if any. The Company authorizes the

Investors, from and after the Effective Date, to file such financing statements and continuation statements with respect to such financing statements when applicable, in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest. Notwithstanding such authorization, the Company shall ensure, at the Company’s own expense, that the Investors’ security interest in the Revenue Interest Collateral is and remains perfected no later than the Funding Date and at all times thereafter until the termination of this Agreement in accordance with ARTICLE 8. The Company shall provide the Investors written evidence of such perfection, in form and substance satisfactory to the Investors, (x) promptly following the Effective Date, (y) at least 90 days prior to the fifth anniversary of the Effective Date and each fifth anniversary thereafter until the termination of this Agreement in accordance with ARTICLE 8 and (z) at other times upon the reasonable request of any Investor. The provision of such evidence shall be deemed to be a representation and warranty by the Company as of the date such evidence is provided that all actions necessary to perfect the Investors’ security interest in the Revenue Interest Collateral have been taken and that no other creditor has a security interest in the Revenue Interest Collateral except for a Permitted Lien of the type described in clause (a) of the definition thereof and subject to the provisions of the Subordination Agreement, if any. Notwithstanding the foregoing, the Company shall have no obligation to file any amendment to any financing statement to reflect a change in any Investor’s name or address and shall not be deemed to represent and warrant to any such change.

(b) No later than June 30, 2022 (or such later date as the Required Investors may agree in writing), the Company shall, at the Company’s own expense and at all times thereafter until the termination of this Agreement in accordance with ARTICLE 8, (i) establish and maintain a separate deposit account with a financial institution satisfactory to the Required Investors, (ii) cause such deposit account to be and remain subject to an agreement of the type described in Section 9-104(a)(2) of the UCC among the Company, such financial institution and the Investors (or an agent, trustee or representative on their behalf) in form and substance satisfactory to the Required Investors and (iii) deposit, on or prior to each Royalty Payment Date, an amount equal to the Royalty Payment for the applicable calendar quarter in such deposit account; provided, however, that, if at any time the Company’s cash and cash equivalents becomes less than the greater of (x) [***] and (y) [***], the Company shall deposit into such deposit account within two Business Days of such occurrence, and at least monthly thereafter until the termination of this Agreement, an amount of cash equal to the Royalty Payments estimated in good faith by the Company to be payable on the next Royalty Payment Date in respect of the portion of the applicable calendar quarter elapsed prior to such date of determination. The funds on deposit in or credited to such deposit account may be used to make the Royalty Payments to the Investors.

Section 2.8 Mandatory Payment Obligations. The Company’s obligations to pay the True Up Payments, the Event of Default Fee, the Pre-Regulatory Milestone Change of Control Price and the Post-Regulatory Milestone Change of Control Price as they become due under this Agreement shall be absolute. The Company agrees that the True Up Payments, the Event of Default Fee, the Pre-Regulatory Milestone Change of Control Price and the Post-Regulatory Milestone Change of Control Price shall be presumed to be the liquidated damages sustained by each Investor, and the Company agrees that such presumption is reasonable under the circumstances currently existing. The Company expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future applicable law that prohibits or may prohibit the collection of the True Up Payments, the Event of Default Fee, the Pre-Regulatory Milestone

Change of Control Price or the Post-Regulatory Milestone Change of Control Price by the Investors. The Company agrees (to the fullest extent that it may lawfully do so) that (i) each of the True Up Payments, the Event of Default Fee, the Pre-Regulatory Milestone Change of Control Price and the Post-Regulatory Milestone Change of Control Price is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) each of the True Up Payments, the Event of Default Fee, the Pre-Regulatory Milestone Change of Control Price and the Post-Regulatory Milestone Change of Control Price shall be payable notwithstanding the then-prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Investors and the Company giving specific consideration in the transactions contemplated hereby for such agreement to pay the True Up Payments as a charge (and not interest) to the extent they become due, the Event of Default Fee as a charge (and not interest) in the event of an Event of Default, the Pre-Regulatory Milestone Change of Control Price as a charge (and not interest) in the event of a Pre-Regulatory Milestone Change of Control and the Post-Regulatory Milestone Change of Control Price as a charge (and not interest) in the event of a Post-Regulatory Milestone Change of Control and (iv) the Company shall be estopped from claiming differently than as agreed to in this Section 2.8. The Company expressly acknowledges that its agreement to pay each of the True Up Payments, the Event of Default Fee, the Pre-Regulatory Milestone Change of Control Price and the Post-Regulatory Milestone Change of Control Price to the Investors as herein described is on the Effective Date, and will continue to be, a material inducement to each Investor to pay its portion of the Investment Amount.

ARTICLE 3

EFFECTIVE DATE; FUNDING DATE

Section 3.1 Effective Date Deliverables. On the Effective Date:

(a) the Company shall deliver to the Initial Investors the Funding Condition Satisfaction Notice;

(b) the Company shall deliver or cause to be delivered to the Initial Investors an opinion of Morgan, Lewis & Bockius LLP, special counsel to the Company, dated the Effective Date and in form and substance satisfactory to the Initial Investors and their counsel;

(c) the Company shall deliver to the Initial Investors a certificate of an officer of the Company, dated the Effective Date, (i) certifying as to the Company’s organizational documents and the attached resolutions adopted by the board of directors of the Company authorizing the transactions contemplated by the Transaction Documents and (ii) setting forth the incumbency of the officer or officers of the Company who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer;

(d) the Company shall deliver to the Initial Investors a written consent from Hercules in which Hercules consents to the transactions contemplated hereby, which shall be substantially in the form attached hereto as Exhibit B (the “Hercules Consent”);

(e) each Initial Investor shall deliver a duly executed counterpart of the Subordination Agreement to the Company, and the Company shall deliver to the Initial Investors a fully executed copy of the Subordination Agreement containing the executed counterparts of the Company, the Initial Investors and Hercules;

(f) each Initial Investor shall have delivered to the Company an Applicable Withholding Certificate; and

(g) each Initial Investor shall have delivered to the Company its Investor Account Information Document.

Section 3.2 Funding Date Deliverables. On the Funding Date, as conditions to the Initial Investors’ obligation to pay the Funding Date Payment:

(a) the Company shall deliver to the Initial Investors a certificate of an officer of the Company, dated the Funding Date, stating that, as of the Funding Date, (i) the representations and warranties of the Company in the Transaction Documents to which the Company is party are true and correct in all material respects (except to the extent that such representations and warranties relate specifically to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except for such representations qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) and (ii) no Default or Event of Default shall have occurred and be continuing; and

(b) the Company shall have filed one or more financing statements in such manner and such jurisdictions as are necessary or appropriate to perfect the Investors’ security interest in the Revenue Interest Collateral as described in Section 2.7(a) and shall have provided evidence of such filings to the Initial Investors.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Company’s Representations and Warranties. The Company represents and warrants to the Investors that:

(a) Existence; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company.

(c) Enforceability. The Transaction Documents have been duly executed and delivered by an authorized officer of the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of each respective Transaction Document, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company, (ii) contravene or conflict with or constitute a material default or violation under any law binding upon or applicable to the Company or the Revenue Interests or (iii) contravene or conflict with or constitute a material default under the Hercules Loan Agreement (after giving effect to the Hercules Consent), the Takeda License or any other agreement, Judgment or Marketing Approval binding upon or applicable to the Company or the Revenue Interests.

(e) Consents. Except for the Hercules Consent, the UCC financing statements contemplated by Section 2.7(a), or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person (including, for the avoidance of doubt, Takeda with respect to the Takeda License) is required to be done or obtained by the Company in connection with (i) the execution and delivery by the Company of the Transaction Documents to which it is party, (ii) the performance by the Company of its obligations under the Transaction Documents to which it is party or (iii) the consummation by the Company of any of the transactions contemplated by the Transaction Documents to which it is party.

(f) No Litigation. Neither the Company nor any of its Subsidiaries is a party to, or has received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Company, no such action, suit, investigation or proceeding has been threatened against the Company, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g) Compliance.

(i) All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Company were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Company any material updates, changes, corrections or modifications to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii) Neither the Company nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or any similar policies by the FDA or any other Regulatory Authority, set forth in any applicable laws or regulations. Neither the Company, nor, to the Knowledge of the Company, any of its officers, employees, contractors or agents is the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA or any other Regulatory Authority that could reasonably result in the invocation of the FDA Application Integrity Policy or any similar policy by any Regulatory Authority.

(iii) None of the Company, any of its Subsidiaries and, to the Company’s Knowledge, any Third Party manufacturer named in any NDA for any Product, has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter”, or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Authority with regard to any Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company or such Subsidiary would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) The Company possesses all material permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, including all such material permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other Regulatory Authority (collectively, “Permits”). The Company has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any Permit. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entity, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation administered by any Regulatory Authority. To the Knowledge of the Company, neither the Company nor any of its officers, employees, contractors or agents has made an untrue statement of material fact on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar Regulatory Authority.

(v) The Company is and has been in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority, including the FD&C Act, applicable requirements in FDA regulations, and any orders issued by the FDA or similar Regulatory Authorities, and all other laws regarding ownership, developing, testing, manufacturing, packaging, storage, import, export, disposal, marketing, distributing, promoting, and complaint handling or adverse event reporting for the products of the Company, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

(h) Licenses.

(i) In-Licenses. Except for the Takeda License, (i) there are no In-Licenses and (ii) there are no other contracts, agreements, commitments or undertakings pursuant to which the Company has rights under any patent or intellectual property rights of any Third Party that are material to the Commercialization of the Products in the Territory. A true, correct and complete copy of the Takeda License has been provided to the Investors by the Company in a data room available to the Investors. Other than as provided in the data room, neither the Company nor Takeda has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of, the Takeda License.

(ii) Out-Licenses. There are no Out-Licenses.

(iii) Validity and Enforceability of Takeda License. The Takeda License is a valid and binding obligation of the Company and Takeda. The Takeda License is enforceable against the Company and, to the Knowledge of the Company, Takeda in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). The Company has not received any written notice in connection with the Takeda License challenging the validity, enforceability or interpretation of any provision thereof.

(iv) No Termination. The Company has not (A) given notice to Takeda of the termination of the Takeda License (whether in whole or in part) or any notice to Takeda expressing any intention or desire to terminate the Takeda License or (B) received from Takeda any written notice of termination of the Takeda License (whether in whole or in part) or any written notice from Takeda expressing any intention or desire to terminate the Takeda License.

(v) No Breaches or Defaults. No material breach or default under any provision of the Takeda License exists or has occurred, either by the Company or, to the Knowledge of the Company, by Takeda, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Company or, to the Knowledge of the Company, by Takeda.

(vi) Payments Made. The Company has made all payments to Takeda that are required to be made under the Takeda License as of the date hereof.

(vii) No Assignments. The Company has not consented to any assignment by Takeda of any of its rights or obligations under the Takeda License and, to the Knowledge of the Company, Takeda has not assigned any of its rights or obligations under the Takeda License to any Person.

(viii) No Indemnification Claims. The Company has not notified any Person of any claims for indemnification under the Takeda License nor has the Company received any claims for indemnification under the Takeda License.

(ix) No Infringement. Neither the Company nor any of its Subsidiaries has received any written notice from, or given any written notice to, Takeda regarding any infringement of any of the Existing Patent Rights licensed thereunder.

(i) No Liens. None of the property or assets, in each case, that specifically relate to the Products in the Territory, including Intellectual Property Product Rights and Marketing Approvals, of the Company or any of its Subsidiaries is subject to any Lien, except for a Permitted Lien. The Revenue Interests are not subject to any Lien, except for a Lien of the type described in clause (a) or clause (g) of the definition of Permitted Liens.

(j) Supply. The Company has on hand or has made adequate provisions to secure sufficient clinical quantities of Products to complete all clinical trials and all activities required for Marketing Approvals, in each case, that are ongoing as of the date hereof. The Company has on hand or has made adequate provisions to secure sufficient quantities of Product to support the commercial launch, and Commercialization of, Product in the United States.

(k) Intellectual Property.

(i) Schedule 4.1(k)(i)(A) attached hereto lists all of the currently existing patents and patent applications included within the Patent Rights (the “Existing Patent Rights”). Schedule 4.1(k)(i)(A) attached hereto specifies as to each listed patent or patent application (i) the application number, (ii) the patent or registration number, if any, (iii) the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, (iv) the assignee/registered owner thereof and (v) the scheduled expiration date thereof.

(ii) Neither the Company nor any of its Subsidiaries is a party to any pending and, to the Knowledge of the Company, there is no threatened, litigation, interference, reexamination, opposition, inter partes review, post grant review or like procedure involving any of the Existing Patent Rights.

(iii) All of the issued patents within the Existing Patent Rights are (A) to the Knowledge of the Company, valid and enforceable, and (B) in full force and effect. None of the issued patents within the Existing Patent Rights have lapsed, expired or otherwise terminated. Neither the Company nor any of its Subsidiaries has received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Existing Patent Rights, and neither the Company nor its Subsidiaries has received any written legal opinion that alleges that, an issued patent within any of the Existing Patent Rights is invalid or unenforceable.

(iv) Neither the Company nor any of its Subsidiaries has received any written notice that there is any, and, to the Knowledge of the Company, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v) Neither the Company nor its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Company in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patent Rights or other intellectual property rights.

(vi) To the Knowledge of the Company, the discovery, development manufacture, importation, sale, offer for sale or use of each Product, in each case in the form such Product exists as of the date hereof and as such activity is currently contemplated by the Company, has not and will not, infringe, misappropriate or otherwise violate any Patent Rights or other intellectual property rights owned by any Third Party.

(vii) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Product Rights.

(viii) The Company has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights.

(l) Indebtedness. Schedule 4.1(l) attached hereto sets forth a complete list of the outstanding Indebtedness of the Company and its Subsidiaries in excess of $1,000,000 in the aggregate.

(m) Lien Related Representation and Warranties. The Company’s exact legal name is, and since March 13, 2019, has been “Phathom Pharmaceuticals, Inc.” and prior to that, the exact legal name was North Bridge IV, Inc. at the time of incorporation. The Company is, and has been since its incorporation, incorporated in the State of Delaware.

(n) Taxes. (i) The Company and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file, (ii) the Company and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (iii) no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to the Company or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o) Brokers’ Fees. Except for Morgan Stanley & Co. LLC, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

(p) Ownership. The Company is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Revenue Interests and has good and valid title thereto.

(q) No Material Adverse Effect. No Material Adverse Effect has occurred and is continuing, and, to the Knowledge of the Company, no event or circumstance is likely to occur that is reasonably expected to result in a Material Adverse Effect.

(r) Solvency. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (i) the fair saleable value of the

Company’s assets will be greater than the sum of its Indebtedness, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of the Company’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing Indebtedness, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (iii) the Company will be able to realize upon its assets and pay its Indebtedness, liabilities and other obligations, including contingent obligations, as they mature, (iv) the Company will not be rendered insolvent (within the meaning of any applicable law or otherwise), will not have unreasonably small capital with which to engage in its business and will not be unable to pay its Indebtedness as it matures, and (v) the Company will not have become subject to any Voluntary Bankruptcy or Involuntary Bankruptcy. No step has been taken by the Company or, to the Knowledge of the Company, any other Person, to make the Company subject to a Voluntary Bankruptcy or Involuntary Bankruptcy.

(s) No Subordination. The claims and rights of the Investors created by any Transaction Document in and to the Revenue Interests are not and shall not be subordinated to any creditor of the Company, except as may be set forth in the Subordination Agreement.

Section 4.2 Investors’ Representations and Warranties. Each Investor hereby represents and warrants, severally and not jointly, to the Company that:

(a) Existence; Good Standing. Such Investor is duly formed or organized and, to the extent such concepts exist in its jurisdiction of organization, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Authorization. Such Investor has the requisite right, power and authority to execute, deliver and perform its obligations under the Transaction Documents. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Investor.

(c) Enforceability. The Transaction Documents have been duly executed and delivered by an authorized person of such Investor and constitute the valid and binding obligations of such Investor, enforceable against such Investor in accordance with the terms of each respective Transaction Document, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by such Investor of the Transaction Documents do not and will not (i) contravene or conflict with the organizational documents of such Investor, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to such Investor or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to such Investor.

(e) Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by such Investor in connection with (i) the execution and delivery by such Investor of the Transaction

Documents, (ii) the performance by such Investor of its obligations under the Transaction Documents or (iii) the consummation by such Investor of any of the transactions contemplated by the Transaction Documents.

(f) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of such Investor, threatened before any Governmental Entity to which such Investor is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of such Investor to perform its obligations under the Transaction Documents.

(g) Financing. Such Investor has or will have sufficient cash to pay the sums set forth opposite such Investor’s name in Schedule 1.1 attached hereto at the respective dates on which such payments are required to be made hereunder. Such Investor acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of such Initial Investor who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 4.3 No Implied Representations and Warranties. Each Investor, severally but not jointly, acknowledges and agrees that, other than the express representations and warranties of the Company specifically contained in this ARTICLE 4, (a) there are no representations or warranties of the Company either expressed or implied with respect to the Patent Rights or Royalty Payments and that such Investor does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in this ARTICLE 4, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Products or the aggregate Royalty Payments due to the Investors will achieve any specific amounts. Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3. Except for the Revenue Interests and the Investors’ rights under Section 5.4(d), each Investor, severally but not jointly, further acknowledges and agrees that no licenses or assignments under any assets (including the Patent Rights or any other intellectual property) of the Company and its Affiliates are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

ARTICLE 5

COVENANTS

Section 5.1 Additional Reporting; Update Meetings.

(a) From and after the Effective Date, the Company shall provide each Investor with such information regarding the clinical development and Commercialization of Products as such Investor may reasonably request from time to time. All such reports, and the Confidential Information contained therein, shall be the Confidential Information of the Company and subject to the obligations of confidentiality set forth in ARTICLE 7.

(b) From and after the Effective Date, the Investors shall be entitled to a quarterly update call or meeting (via teleconference or videoconference or at a location reasonably designated by the Company) to discuss (i) the Royalty Reports, (ii) the progress of Commercialization efforts made by the Company with respect to any Product in the Territory, (iii) the status and the historical and potential performance of the Products in the Territory, (iv) any regulatory developments with respect to any Product in the Territory and/or (v) such other matters that the Investors deem reasonably appropriate. Any information disclosed by any party during such update meetings or calls or provided to a party pursuant to its request shall be considered “Confidential Information” of the disclosing party subject to the terms of ARTICLE 7.

(c) Promptly (but in no event more than 10 Business Days) after the Company receives from any Third Party any written notice, demand, certificate, offer, proposal, correspondence, report or other communication relating to the Takeda License, the Patent Rights, the Revenue Interests or the Products, which notice, demand, certificate, offer, proposal, correspondence, report or other communication would, or relates to any event or circumstance that would, reasonably be expected to have a Material Adverse Effect, the Company shall provide to the Investors written notice thereof (including reasonable details to enable the Investors to understand the applicable matters involved, the facts, events or circumstances that gave rise to such matters, any relief or remedies being sought, any proposed corrective action to be taken, and relevant timelines for any exercise of remedies or for any proposed corrective action), together with a copy of such written notice, demand, certificate, offer, proposal, correspondence, report or other communication.

(d) Each of the Company and each Investor shall provide the other parties hereto with written notice as promptly as practicable (and in any event within 10 Business Days) after the Company or such Investor (as applicable) becomes aware of any of the following: (i) any breach or default by the Company or such Investor (as applicable) of any covenant, agreement or other provision of any of the Transaction Documents to which it is party; (ii) any representation or warranty made by the Company or such Investor (as applicable) in any of the Transaction Documents to which it is party shall prove to be untrue, inaccurate or incomplete in any respect on the date as of which made; or (iii) any change, effect, event, occurrence, state of facts, development or condition that would reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Disclosures. Except for a press release previously approved in form and substance by the Company and the Investors or any other public announcement using substantially the same text as such press release, neither the Investors nor the Company shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to the Transaction Documents, or the subject matter or any terms hereof or thereof (including the identity of any of the parties hereto), without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other parties hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance) or except as permitted by Section 7.2.

Section 5.3 Inspections and Audits of the Company. Following the Effective Date, upon at least [***] Business Days’ written notice and during normal business hours, no more frequently than once per calendar year, the Investors may cause an inspection and/or audit by an independent public accounting firm to be made of the Company’s books of account for the [***] calendar years prior to the audit for the purpose of determining the correctness of the calculation of the Royalty Payments under this Agreement; provided, however, that no calendar year may be subject to more than one audit unless an Event of Default has occurred and is continuing. Upon the Investors’ reasonable request, no more frequently than once per calendar year while any Out-License remains in effect, the Company shall use Commercially Reasonable Efforts to exercise any rights it may have under any Out-License relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the calculation of the Royalty Payments under this Agreement. The Company shall promptly notify the Investors in writing if it initiates an inspection and/or audit of the books of accounts of any counterparty to an Out-License to the extent such inspection and/or audit is related to the Royalty Payments, and shall provide to the Investors a copy of any report relating thereto within [***] Business Days of receipt thereof, which copy may be redacted; provided, that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of the Royalty Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Investors hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) otherwise payable by the Company shall be borne solely by the Investors, unless the independent public accounting firm determines that Royalty Payments previously paid to the Investors during the period of the audit were underpaid by an amount greater than [***] of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Company. Any such accounting firm or Company shall not disclose the confidential information of the Company or any such Licensee relating to a Product to the Investors, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Royalty Report. All information obtained by the Investors as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 7. If any audit discloses any underpayments by the Company to the Investors, then such underpayment, together with the late fees contemplated by Section 2.2(b), shall be paid by the Company to the Investors (in accordance with their Specified Percentages in the same manner as provided in Section 2.2(a)) within [***] calendar days of such underpayment being so disclosed. If any audit discloses any overpayments by the Company to the Investors, then the Company shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Investors until the overpayment has been fully applied.

Section 5.4 Intellectual Property Matters.

(a) The Company shall provide to the Investors a copy of any written notice received by the Company from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product in the Territory infringes or misappropriates any patent or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Company related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(b) The Company shall promptly inform the Investors of any infringement by a Third Party of any Patent Right of which any of the individuals named in the definition of “Knowledge of the Company” (or the successors of such Person at the Company) becomes aware. Without limiting the foregoing, the Company shall provide to the Investors a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Company, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(c) Within [***] Business Days following initiating, or permitting Takeda to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Company shall provide the Investors with written notice of such enforcement action.

(d) If the Company recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to a Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Company (or any party to an In-License or Permitted License of such Patent Rights entitled to such reimbursement under any such In-License or Permitted License) in bringing such action (including all reasonable attorney’s fees), (ii) any remaining amounts will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Permitted Licenses of such Patent Rights under any Out-Licenses, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales, License Milestone Revenue or License Royalty Revenue, as applicable.

Section 5.5 In-Licenses.

(a) The Company shall promptly (and in any event within [***] Business Days following execution thereof) provide the Investors with (i) executed copies of any In-License entered into by the Company or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b) The Company shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Business Days, after receipt of any written or oral notice by the Company or any of its Affiliates with respect to an alleged material breach under any In-License, the Company shall provide the Investors a copy (or, in the case of oral notices, a written summary) thereof. The Company shall use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Investors upon curing any such breach. The Company shall provide the Investors with written notice following (and in any event within [***] Business Days of) becoming aware of a counterparty’s material breach of its obligations under any In-License. The Company shall not terminate (i) any In-License without providing the Investors prior written notice or (ii) the Takeda License. The Company shall not make or enter into any amendment, supplement or modification to, or grant any waiver under any provision of, the Takeda License without the Investors’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent that such amendment, supplement, modification or grant would reasonably be expected to have a material adverse effect on the timing, amount or duration of the Royalty Payments. Promptly, and in any event within 10 Business Days following the Company’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Company shall provide the Investors a copy thereof.

Section 5.6 Out-Licenses.

(a) Subject to compliance with this Section 5.6, the Company may enter into Out-Licenses that are Permitted Licenses without the Investors’ prior written consent. The Company may not enter into any other Out-Licenses without the Investors’ prior written consent.

(b) The Company shall promptly (and in any event within [***] Business Days following execution thereof) provide the Investors with (i) executed copies of each Out-License, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of an Out-License.

(c) The Company shall include in all Out-Licenses provisions permitting the Company to audit such Licensee and shall use Commercially Reasonable Efforts to include terms and conditions consistent in all material respects with the Investors’ rights to audit the Company set forth in Section 5.3.

(d) The Company shall provide the Investors prompt (and in any event within three Business Days) written notice of a Licensee’s material breach of its obligations under any Out-License of which any of the individuals named in the definition of “Knowledge of the Company” (or the successors of such Person at the Company) becomes aware.

(e) The Company shall provide the Investors with written notice promptly (and in any event within five Business Days) following the termination of any Out-License.

Section 5.7 Diligence. The Company shall use Commercially Reasonable Efforts to [***].

Section 5.8 Further Assurances. After the Effective Date, the Company and the Investors, severally and not jointly, agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by the Transaction Documents.

Section 5.9 Burdensome Actions. Notwithstanding anything herein to the contrary, the Company shall not enter into any contracts or arrangements or otherwise knowingly take any action or knowingly fail to act in a manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Certain Tax Matters.

(a) The Company shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against the Company or such Subsidiary or their assets or upon the Company’s (or such Subsidiary’s) ownership, possession, use, operation or disposition thereof or upon the Company’s (or such Subsidiary’s) rents, receipts or earnings arising therefrom. The Company shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP.

(b) The Company and the Investors agree that, for Tax purposes, (i) the Company and the Investors shall treat the transactions contemplated by this Agreement as indebtedness and shall treat each of the Investment Amounts as comprising separate debt instruments subject to the rules applicable to contingent payment debt instruments under Treasury Regulation Section 1.1275-4(b), and (ii) subject to the application of the Cap Amount or as otherwise required by applicable law, if multiple Investment Amounts have been paid by the Investors to the Company, then Royalty Payments shall for tax purposes be treated as paid pro rata in respect of each such Investment Amount. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.10 on any tax return or in any audit or other tax-related administrative or judicial proceeding unless (x) the other parties hereto have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions or (y) a party hereto receives advice in the form of a written memorandum or opinion from a nationally recognized accounting or law firm (at a more likely than not standard) that debt treatment is not appropriate, provided, that if any such party receives such advice, it shall promptly inform the other parties hereto thereof, and if another party hereto receives written advice from a nationally recognized accounting or law firm (at a more likely than not standard) that debt treatment is appropriate, the parties hereto shall in good faith discuss the differing conclusions and attempt to reconcile the differences, and if they are unable to do so, each such party may take its own position in respect thereof. If there is an inquiry by any Governmental Entity of the Investors or the Company related to the treatment described in this Section 5.10, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 5.10.

(c) Notwithstanding anything to the contrary in this Agreement (but subject to the requirement in Section 5.10(b) to treat the transactions contemplated hereby as indebtedness and subject to the Company’s obligation to pay additional amounts pursuant to Section 5.10(d)), each of the Investors and the Company shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to any other party any Tax that any Investor or the Company, as applicable, determines that it is required to withhold and deduct under applicable law, and any such amount withheld and deducted shall be treated for all purposes of this Agreement as being paid to such other party; provided, that each of the Investors and the Company shall give such other party reasonable prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. The parties hereto shall use commercially reasonable efforts to give or cause to be given to the other parties hereto such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable an Investor or the Company, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the Investors or the Company, as applicable, with proper evidence of the taxes withheld and deducted and remitted to the relevant taxing authority. Each Investor, severally but not jointly, agrees (i) to notify the Company in writing if (A) such Investor becomes ineligible to use or deliver the Applicable Withholding Certificate delivered by such Investor to the Company under Section

3.1(f) or (B) the Applicable Withholding Certificate delivered by such Investor to the Company under Section 3.1(f) ceases to be accurate or complete and (ii) to provide (to the extent it is legally eligible to do so) any additional Tax forms that the Company may reasonably request.

(d) Notwithstanding anything to the contrary in this Agreement, if the Company (including, for the avoidance of doubt for purposes of this Section 5.10(d), any successor to the Company under this Agreement) becomes organized, formed or tax resident in a jurisdiction outside of the United States, then:

(i) if any applicable non-U.S. law requires the deduction or withholding of any additional amount from any payment hereunder to any Investor (which additional amount would not have resulted, solely as a result of the Company being organized, formed or tax resident in a jurisdiction outside of the United States), then the sum payable by the Company shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.10(d)), such Investor receives the full contractual amount of the applicable payment as if no such additional deduction or withholding had been required or made;

(ii) if any Investor is required to pay any additional Taxes with respect to payments hereunder under any applicable non-U.S. law the amount of which it would not otherwise have to pay solely as a result of the Company being organized, formed or tax resident in a jurisdiction outside of the United States, then the Company shall indemnify such Investor, within 10 days after demand therefor, for the full amount of such additional Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 5.10(d) under such non-U.S. law) payable or paid by such Investor; and

(iii) the amount treated as paid by the Company and received by the applicable Investor for purposes of this Agreement shall include all additional amounts and indemnity payments paid to such Investor pursuant to this Section 5.10(d) (and for the avoidance of doubt shall be fully creditable towards the Cap Amount) and shall be reduced by all indemnified Taxes withheld from payments to such Investor or payable directly by such Investor (and for the avoidance of doubt shall be fully deducted from the Cap Amount).

(e) Notwithstanding anything to the contrary in this Agreement, each party’s obligations under this Section 5.10 shall survive any assignment of rights by, or the replacement of, an Investor and the repayment, satisfaction or discharge of the Investment Amounts and any other obligations under this Agreement.

Section 5.11 Minimum Cash. The Company shall maintain an amount of cash, cash equivalents and liquid funds of at least (a) beginning [***] and on each day thereafter until [***], [***], and (b) beginning [***] and on each day thereafter until [***], the percentage of the Minimum Cash Reference Amount set forth below as of each such date:

Period	Percentage of Minimum Cash Reference Amount
[***]	[***]
[***]	[***]
[***]	[***]

Section 5.12 Additional Revenue Interests; Liens. The Company shall not create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to Net Sales of the Products, License Milestone Revenue or License Royalty Revenue in the Territory unless such additional revenue interests (or such economic equivalents) are subordinated to the Revenue Interests as to payment, security and enforcement. The Revenue Interest Collateral shall not be subject to any Lien, except for a Lien of the type described in clause (a) or clause (g) of the definition of Permitted Liens.

Section 5.13 Change of Control. The Company shall not, directly or indirectly, effectuate or consummate a Change of Control; provided, however, that the Company may, directly or indirectly, effectuate or consummate: (a) a Pre-Regulatory Milestone Change of Control if the Company pays the Pre-Regulatory Milestone Change of Control Price in accordance with Section 2.5; or (b) a Post-Regulatory Milestone Change of Control if (i) the Company pays the Post-Regulatory Milestone Change of Control Price in accordance with Section 2.5, (ii) the acquiring Person in such Post-Regulatory Milestone Change of Control (if other than the Company) is a Qualified Party and (iii) to the extent that the Company is party to such Post-Regulatory Milestone Change of Control and is not the surviving Person, such surviving Person expressly assumes all the obligations of the Company under the Transaction Documents to which the Company is party, in which case such surviving Person shall succeed to, and be substituted for, the Company under the Transaction Documents to which the Company is party and the Company shall automatically be released and discharged from its obligations under the Transaction Documents to which the Company is party.

Section 5.14 Dispositions of Product Rights. The Company shall not Dispose of any of its rights in a Product, in whole or in part, including any Product Rights, in one or more related transactions, to any Person unless (i) pursuant to the Hercules Loan Documents in connection with the exercise of remedies thereunder after an acceleration of the obligations thereunder, (ii) in connection with a Change of Control that complies with Section 5.13 or (iii) in connection with a transaction that complies with Section 5.18; provided, however, that this Section 5.14 shall not restrict the Company from licensing any Product Rights pursuant to a Permitted License or from transferring the Marketing Approvals for any jurisdiction to a Licensee in connection with a Permitted License covering such jurisdiction.

Section 5.15 Existence. Subject to Section 5.13 and Section 5.18, the Company shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges, unless failure to do any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under the Transaction Documents, and (d) comply with its organizational documents.

Section 5.16 Use of Proceeds. The Company agrees that the proceeds of the Investment Amount shall be used solely for the continued development and commercialization of the Products and to pay fees and expenses incurred in connection with the Transaction Documents. The proceeds of the Investment Amount shall not be used in violation of Anti-Corruption Laws or applicable Sanctions.

Section 5.17 Compliance with Laws.

(a) The Company shall maintain, and shall cause each of its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations, and shall, or shall cause its Subsidiaries to, obtain and maintain all required authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates or exemptions of or issued by any Governmental Entity reasonably necessary in connection with the conduct of the Company’s business. The Company shall not become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulations T, U and X of the Federal Reserve Board of Governors).

(b) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries permit any controlled Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries permit any controlled Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(c) The Company shall maintain in effect policies and procedures designed to reasonably ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries and their respective officers and employees and, to the Knowledge of the Company, its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(d) Neither the Company nor its Subsidiaries nor any of their respective directors, officers or employees, or, to the Knowledge of the Company, any agent for the Company or any of its Subsidiaries that shall act in any capacity in connection with or benefit from the transactions contemplated by the Transaction Documents, is a Sanctioned Person. No Investment Amount, use

of proceeds or other transaction contemplated by the Transaction Documents shall violate Anti-Corruption Laws or applicable Sanctions.

Section 5.18 Mergers. The Company shall not consummate any merger, reorganization, or sale of all or substantially all of its properties or assets, unless (a) in connection with a Change of Control that complies with Section 5.13 or (b) upon closing such transaction, if the surviving Person is not the Company, (i) such surviving Person is a Qualified Party and (ii) such surviving Person expressly assumes all the obligations of the Company under the Transaction Documents to which the Company is party, in which case such surviving Person shall succeed to, and be substituted for, the Company under the Transaction Documents to which the Company is party and the Company shall automatically be released and discharged from its obligations under the Transaction Documents to which the Company is party.

ARTICLE 6

INDEMNIFICATION

Section 6.1 General Indemnity. From and after the Effective Date:

(a) the Company hereby agrees to indemnify, defend and hold harmless the Investors and their Affiliates and their respective directors, managers, trustees, officers, agents and employees (the “Investor Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Investor Indemnified Parties, in each case whether or not brought by a Third Party, to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Company in any Transaction Document, (ii) any breach of any of the covenants or agreements of the Company in any Transaction Document, (iii) any product liability claims relating to a Product, (iv) any claims of infringement or misappropriation of any intellectual property rights by any Third Parties against any Investor, the Company or any of its Affiliates or Takeda and (v) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Company or any of its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by any of them in connection with the transactions contemplated by the Transaction Documents; and

(b) each Investor hereby agrees, severally and not jointly, to indemnify, defend and hold harmless the Company and its Affiliates and its and their directors, officers, agents and employees (the “Company Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Company Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of such Investor in any Transaction Document, and (ii) any breach of any of the covenants or agreements of such Investor in any Transaction Document.

Section 6.2 Notice of Claims. If either an Investor Indemnified Party, on the one hand, or a Company Indemnified Party, on the other hand (such Investor Indemnified Party on the one hand and such Company Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 6, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 6 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 6, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 6.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 6, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 6.3 Survival; Limitations on Liability.

(a) The representations and warranties contained in this Agreement shall survive the Effective Date solely for purposes of Section 6.1 and terminate on the Applicable Survival Date. No party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party or parties hereto shall have delivered a notice to such party pursuant to Section 6.2, claiming such a liability or obligation under Section 6.1, prior to the Applicable Survival Date. “Applicable Survival Date” means (a) in the case of the representations and warranties contained in Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(m), Section 4.1(o), Section 4.1(p), Section 4.1(q), Section 4.2(a), Section 4.2(b), Section 4.2(c) and Section 4.2(h), [***], and (b) in all other cases, [***].

(b) Notwithstanding anything in this Agreement to the contrary, the Company shall not have any liability under Section 6.1(a) in excess of an amount equal to [***], provided, that the foregoing limitation shall not apply to breach of any of the representations, covenants or agreements in Section 5.10.

(c) Notwithstanding anything in this Agreement to the contrary, no Investor shall have any liability under Section 6.1(b) in excess of [***].

(d) Except in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any consequential, punitive, lost profits, special or incidental damages under this ARTICLE 6 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 6) in or pursuant to this Agreement.

ARTICLE 7

CONFIDENTIALITY

Section 7.1 Confidentiality. Except as provided in this ARTICLE 7 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for one year thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of any other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time it was disclosed to or learned by the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d) is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 7.2 Authorized Disclosure.

(a) Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation;

(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv) for regulatory, Tax or customs purposes, including in connection with a routine examination by a regulatory or supervisory authority having jurisdiction over the Receiving Party;

(v) for audit purposes, provided, that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi) disclosure to its Affiliates and Representatives on a need-to-know basis, provided, that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii) upon the prior written consent of the Disclosing Party;

(viii) disclosure to its Representatives or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate an investment, financing transaction, partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; and

(ix) as is necessary in connection with an assignment permitted by Section 9.4.

(b) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information; provided, that the Investors will not be required to give such advance notice if such disclosure is made pursuant to Section 7.2(a)(iv) in connection with a routine examination by a regulatory or supervisory authority having jurisdiction over such Investor.

(c) Notwithstanding anything set forth in this Agreement, materials and documentation relating to the Company’s Intellectual Property Product Rights may be only disclosed to or accessed by the Investors and their respective attorneys and auditors, without further disclosure to any other Representative of the Investors, without the consent of the Company, unless in connection with a routine examination by a regulatory or supervisory authority having jurisdiction over such Investor.

ARTICLE 8

TERMINATION; SURVIVAL

Section 8.1 Mutual Termination. This Agreement may be terminated by mutual written agreement of the Investors and the Company.

Section 8.2 Automatic Termination. Unless earlier terminated as provided in Section 8.1, following the Effective Date, this Agreement shall continue in full force and effect until the earliest of: (i) the date on which the sum of all Royalty Payments (and any other payments made by the Company to the Investors hereunder) received by the Investors under this Agreement from and after the Funding Date meets or exceeds (x) the aggregate of the Funding Date Payment, any Regulatory Milestone Payment (whether or not previously paid by the Investors, unless no longer payable in accordance with the terms of this Agreement) and any Sales Milestone Payment (whether or not previously paid by the Investors, unless no longer payable in accordance with the terms of this Agreement), multiplied by (y) two; (ii) the date on which the Company pays the Pre-Regulatory Milestone Change of Control Price in accordance with Section 2.5; (iii) the date on which the Company makes the payments contemplated by Section 2.3(c); and (iv) the date on which the Company pays the Event of Default Fee in accordance with Section 2.4(a). Upon the occurrence of any of clause (i) above, clause (ii) above, clause (iii) above or clause (iv) above, this Agreement (including, for the avoidance of doubt, any obligations of any Investor to provide further Investment Amounts to the Company) shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 8.3 Survival. Notwithstanding anything to the contrary in this ARTICLE 8, the following provisions shall survive termination of this Agreement: Section 5.2 (Disclosures), Section 5.3 (Inspections and Audits of the Company), ARTICLE 6 (Indemnification), ARTICLE 7 (Confidentiality), this Section 8.3 (Survival), and ARTICLE 9 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 9.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.2:

If to the Company, to it at:

Phathom Pharmaceuticals, Inc.
100 Campus Drive, Suite 102
Florham Park, NJ 07932
Attention: General Counsel
E-mail: [***]

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Conor F. Larkin
E-mail: [***]

If to the Investors, to them at:

(x) in the case of Sagard Healthcare Royalty Partners, LP or Sagard Healthcare Partners Co-Invest Designated Activity Company:

Sagard
161 Bay Street, Suite 5000
Toronto, ON M5J 2S1
Canada
Attention: General Counsel
E-mail: [***]

with a copy to:

Torys LLP
1114 Avenue of the Americas
New York, NY 10036
Attention: Darien G Leung
E-mail: [***]

(y) in the case of NQ Project Pharaoh, L.P.:

NQ Project Pharaoh, L.P.
c/o NovaQuest Capital Management, L.L.C.
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Attention: Jonathan Tunnicliffe
E-mail: [***]

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Daniel S. Porper
E-mail: [***]

(z) in the case of Hercules Capital, Inc. or Hercules Private Global Venture Growth Fund I L.P.:

Hercules Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Attention: Chief Legal Officer and Michael Dutra
E-mail: [***]; [***]

with a copy to:

DLA Piper LLP (US)
401 B Street, Suite 1700
San Diego, CA 92101-4297
Attention: Matt Schwartz, Esq.
E-mail: [***]

and in all cases with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
31 West 52nd Street
New York, NY 10019-6131

Attention: Jeffrey J. Delaney and David S. Baxter
E-mail: [***] and [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, (iii) when sent, if by email with PDF attachment, with an acknowledgment of receipt being produced by the recipient’s email account, or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 9.3 Expenses. Except as otherwise provided in the Transaction Documents, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses; provided, however, that the Company shall pay (a) no later than the Business Day following the Funding Date, all documented fees and disbursements of Pillsbury Winthrop Shaw Pittman LLP, counsel for the Initial Investors, in an aggregate amount not to exceed [***], it being understood that such amount may be increased with the consent of the Company, and (b) all reasonable documented out-of-pocket expenses of the Investors in respect of the Transaction Documents incurred following the Funding Date (including the reasonable documented fees and disbursements of one external counsel per Investor) resulting from any amendment or waiver requested with respect to the Transaction Documents.

Section 9.4 Assignment. The Company may not assign in whole or in part this Agreement or any of its rights or obligations hereunder except as permitted under Section 5.13 or Section 5.18. Following the Effective Date, no Investor may assign its obligations to pay its portion of the Investment Amount pursuant to this Agreement to any Person without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless such assignment is to an Affiliate of an Investor and such Affiliate executes a joinder to this Agreement, in form and substance reasonably acceptable to the Company, and agrees to be an “Investor” for all purposes hereunder. Except as set forth in the prior sentence, an Investor may assign all or any of its rights and/or obligations under the Transaction Documents to any Person without the prior written consent of the Company; provided, however, that (x) if such Person is not an Investor, such assignment will be subject to such Person’s execution of a joinder to this Agreement, in form and substance reasonably acceptable to the Company, and agreement to be an “Investor” for all purposes hereunder, and (y) such Person shall not be a Prohibited Assignee. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.4 shall be null and void.

The Company shall maintain a register for the recordation of the names and addresses of the Investors, the amount of each portion of the Investment Amount, and the amount of the Royalty Payments paid to each Investor, in the aggregate with respect to all Investment Amounts and individually with respect to each clause of the definition of Investment Amount, in a manner calculated consistent with Section 5.10(b) (the “Register”). The Company shall promptly record any assignment by an Investor permitted by this Agreement in the Register. The entries in the Register shall be conclusive absent manifest error, and the Company and the Investors shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as an Investor hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Investor, at any reasonable time and from time to time upon prior written notice.

Section 9.5 Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by all of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.6 Entire Agreement. This Agreement, the Exhibits annexed hereto, the Schedules attached hereto and the Subordination Agreement constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto, including any confidentiality agreement to which the Company (or any Affiliate of the Company), on the one hand, and any Initial Investor (other than Hercules Capital Inc. or any Affiliate thereof), on the other hand, is party or bound, and any such confidentiality agreement is hereby terminated without further force and effect, including any provisions that by the terms thereof would have otherwise survived the termination of such confidentiality agreement.

Section 9.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Company and the Investors and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Section 6.1.

Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.9 Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE INVESTORS AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK

STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE INVESTORS AND THE COMPANY HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE INVESTORS AND THE COMPANY HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE INVESTORS AND THE COMPANY AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE INVESTORS OR THE COMPANY IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.2 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE INVESTORS AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 9.10 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 9.11 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution”, “signed” and “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement (to the extent permissible under governing documents) shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The foregoing shall apply to each other Transaction Document mutatis mutandis.

Section 9.13 Subordination Agreement. Notwithstanding anything to the contrary herein, the security interest granted to the Investors and their successors and assigns pursuant to this Agreement and the exercise of any right or remedy by the Investors and their respective successors and assigns hereunder are subject to the provisions of the Subordination Agreement.

Section 9.14 Relationship of the Parties. The relationship between the Investors and the Company is solely that of a borrower and lender, and neither the Investors nor the Company has any fiduciary or other special relationship with the other party or any of its affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Investors and the Company as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Investors and the Company agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 9.15 Remedies. The rights and remedies of the parties under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Unless specifically and expressly stated in this Agreement as exclusive, each remedy of the parties specified in this Agreement is not exclusive, and, subject to the terms of this Agreement, the parties shall be entitled to pursue any available legal or equitable remedy for breach of this Agreement or any provision hereof.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

COMPANY:

PHATHOM PHARMACEUTICALS, INC.

By: /s/ Terrie Curran
Name: Terrie Curran
Title: President and

Chief Executive Officer

INVESTOR:

NQ PROJECT PHARAOH, L.P.

By: NQ POF V GP, Ltd., its general partner

By: /s/ John L. Bradley, Jr.
Name: John L. Bradley, Jr.
Title: Director

INVESTOR:

SAGARD HEALTHCARE ROYALTY PARTNERS, LP
By: Sagard Healthcare Royalty Partners GP LLC, its general partner

By: /s/ Jason Sneah
Name: Jason Sneah
Title: Manager

By: /s/ Adam Vigna
Name: Adam Vigna
Title: Chief Investment Officer

SAGARD HEALTHCARE PARTNERS CO-INVEST DESIGNATED ACTIVITY COMPANY

By: /s/ Kate Macken
Name: Kate Macken
Title: Director

By: /s/ Lisa Martensson
Name: Lisa Martensson
Title: Director

INVESTOR:

HERCULES CAPITAL, INC.

By: /s/ Seth Meyer
Name: Seth Meyer
Title: Chief Financial Officer

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.
By: Hercules Adviser LLC, its Investment Adviser

By: /s/ Seth Meyer
Name: Seth Meyer
Title: Authorized Signatory

Exhibit A

Subordination Agreement

[***]

Exhibit B

Hercules Consent

[***]

Schedule 1.1

Initial Investors

[***]

Schedule 4.1(k)(i)(A)

Patent Rights

[***]

Schedule 4.1(l)

Indebtedness

[***]